Exhibit 3.2

AMENDMENT TO THE CERTIFICATE OF

LIMITED PARTNERSHIP

OF

NOBLE ENERGY MIDSTREAM LP

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17.202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST:	The name of the Limited Partnership is Noble Energy Midstream LP.

SECOND:	Article 1 of the Certificate of Limited Partnership shall be amended as follows:

“The name of the Partnership is “Noble Midstream Partners LP”.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Limited Partnership on this 3rd day of May, 2015.

NOBLE ENERGY MIDSTREAM GP LLC, its General Partner

By:	/s/ John A Huser
John A. Huser
Manager